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                                                                   Exhibit 99.2


                       WESTINGHOUSE ELECTRIC CORPORATION
                              EARNINGS INFORMATION
                                 THIRD QUARTER
                                  (unaudited)



 (in millions except per share data)                           Three Months Ended         Nine Months Ended
                                                                     Sept 30                   Sept 30
                                                               --------------------      ---------------------

                                                                1997         1996          1997         1996
                                                               --------------------      ---------------------
Sales and operating revenues                                   $ 1,283      $   910      $ 3,892      $ 3,127

Operating expenses                                              (1,038)        (772)      (3,316)      (2,728)
Depreciation and amortization                                     (107)         (68)        (317)        (210)
Pension and postretirement benefits of divested businesses         (35)         (30)        (106)         (84)
                                                               -------      -------      -------      -------
Operating costs and expenses                                    (1,180)        (870)      (3,739)      (3,022)
                                                               -------      -------      -------      -------

Operating profit                                                   103           40          153          105

Other income and expenses, net                                       4           22           61           35

Interest expense                                                  (102)         (88)        (305)        (316)
                                                               -------      -------      -------      -------

Income (loss) from Continuing Operations before
  income taxes and minority interest                                 5          (26)         (91)        (176)

Income tax benefit (expense)                                       (25)           1          (32)          19

Minority interest                                                    1           (1)           2           (1)
                                                               -------      -------      -------      -------

Loss from Continuing Operations                                    (19)         (26)        (121)        (158)

Discontinued Operations, net of income taxes:
       Income (loss) from Discontinued Operations                 (143)          28         (191)         380

Extraordinary item:
       Loss on early extinguishment of debt                       --            (30)        --            (93)
                                                               -------      -------      -------      -------

Net Income (loss)                                              ($  162)     ($   28)     ($  312)     $   129
                                                               =======      =======      =======      =======

Average shares outstanding                                         648          444          645          442

Earnings (loss) per common share:
   Continuing Operations                                       ($ 0.03)     ($ 0.06)     ($ 0.19)    ($  0.36)
   Discontinued Operations                                     ($ 0.22)      $ 0.06      ($ 0.29)     $  0.86
   Extraordinary item                                           $ 0.00      ($ 0.06)      $ 0.00     ($  0.21)
                                                               -------      -------      -------      -------

   Earnings (loss) per common share                            ($ 0.25)     ($ 0.06)     ($ 0.48)     $  0.29
                                                               =======      =======      =======      =======